Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

The DISCONTINUANCE, NON-FORFEITURE or SURRENDER PROVISIONS as applicable in this Contract are endorsed to add the following new Sections:

Systematic Distribution Options:

Without further amendment of this Contract, Aetna may, from time to time, establish and make available for election by the Contract Owner, one or more Systematic Distribution Options (SDO). When an SDO election is in effect, installment payments will be made from the Contract without reducing any portion of the value by a Surrender Fee.

Any SDO offered by Aetna will be subject to the following criteria:

         (a) Any SDO established by Aetna will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied;

         (b) The availability of any SDO may be limited by minimum terms and conditions applicable to the election of such SDO; and

         (c) Aetna may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any contracts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.

Termination of Contract:

Following the completion of two contract years, or premium years if applicable, in which no stipulated payments have been made, Aetna reserves the right to pay the full Surrender Value to the Contract Owner if the contract value is less than $1,500, provided Aetna gives the Contract Owner 90 days written notice. Such Surrender Value paid may not be reinstated.

The full Surrender Value payable to the Contract Owner will not be reduced by any Surrender Fee and amounts withdrawn from the Guaranteed Interest Account
(GIA), (added by endorsement to the contract, if applicable) will not receive any reduced rate of interest. Surrenders from GIA will receive the same guaranteed effective annual yield to the date of contract termination as if amounts had remained in GIA until the end of a Guaranteed Term.

This provision does not apply for any Contract that has elected an Annuity
Option.

Endorsed and made a part of this Contract.




                                       /s/ Dan Kearney

                                       President
                                       Aetna Life Insurance and Annuity Company


EIP-SDOTPM-97